EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2003 relating to the financial statements and financial statement schedules, which appears in Stratus Properties Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers
PricewaterhouseCoopers

Austin, Texas

April 3, 2003